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        CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                    (After Issuance of Stock)

                                                        Filed by:

                       MAGIC BAG CORPORATION


The undersigned, President and Secretary of Magic Bag Corporation
(the "Corporation") does certify:

THAT the sole shareholder of said Corporation, on the 1st day of April, 1999, adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

The name of this corporation is ADVENTURE MINERALS INC.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,200,000 common shares. Said change and amendment has been consented to and approved by a unanimous vote of the shareholders of each class of stock outstanding and entitled to vote thereon.


                                           \s\ Grayson W. Hand
                                           -----------------------
                                           Grayson W. Hand
                                           President and Secretary



Province of British Columbia   )
                               )  ss.
Country of Canada              )

On July 22nd, 1999, personally appeared before me, a Notary Public, Grayson W. Hand, who acknowledged that they executed the above instrument.



\s\ J. Stephen Barley
---------------------
Signature of Notary

J. Stephen Barley
Barrister & Solicitor
Suite 1880, Royal Centre
1055 West Georgia Street, Box 11122
Vancouver, B.C.
V6E 3P3  657-7962
(Notary Stamp or seal)